UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 26, 2005

Keane, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts

(State or Other Jurisdiction of Incorporation)

001-7516	04-2437166
(Commission File Number)	(IRS Employer Identification No.)

100 City Square, Boston, Massachusetts	02129
(Address of Principal Executive Offices)	(Zip Code)

(617) 241-9200
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                                 Entry into a Material Definitive Agreement

On July 26, 2005, Keane Australia Micropayment Consortium Pty Ltd (“Kamco”), a wholly-owned subsidiary of Keane, Inc. (the “Company” or “Keane”), and the Public Transport Ticketing Body trading as Transport Ticketing Authority (the “TTA”) of the State of Victoria, Australia, entered into a $494 million AUD, or approximately $367 million (based on the current exchange rate of $.74285 AUD per $1.00), contract (the “TTA Agreement”) to deliver a public transit ticketing system for the State of Victoria. The TTA Agreement has a term of approximately twelve years, including two years of development work and ten years of operation and maintenance with an option for the TTA to extend for an additional two years.  Keane has established Kamco to lead a consortium of four transit and technology experts to design, build, implement and maintain a micropayment smartcard technology system and related equipment for the TTA. The consortium includes automatic fare collection specialists Ascom, ERG, and Giesecke & Devrient Australasia (G&D).  In connection with the TTA Agreement, Keane delivered a guarantee to the TTA (the “Guarantee”) pursuant to which Keane has guaranteed certain obligations of Kamco under the TTA Agreement.

Keane issued a press release on July 12, 2005 announcing it was named as the preferred tenderer for this deal. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Kamco has obligations under the TTA Agreement with respect to both project management and performance of subcontractors.

Payments under the TTA Agreement are based on the completion of milestones during the initial requirements phase and during the development phase. During the operational phase the TTA may benchmark rates following the fourth and ninth anniversary dates of the TTA Agreement and negotiate adjustments if the rates exceed prevailing market costs for comparable services.

The TTA may terminate the Agreement for convenience at any time and pay only for work completed, subject to certain termination fees.  Such termination fees consist primarily of 1% of the remaining amount of contractual revenues over the twelve-year term.  During the contract term, the TTA may terminate the Agreement for events of default, subject to Kamco’s right to cure.  Upon the failure to perform by Kamco or its subcontractors, the TTA may step in and take over the role of prime contractor in place of Kamco.  During the development phase, liquidated damages of up to $50,000 AUD per day may be assessed for late delivery caused by Kamco or its subcontractors (which will be shared between Kamco and its subcontractors pursuant to their subcontracts).

The TTA Agreement also requires that Kamco provide security and performance bonds in the amount of $30 million AUD during the two-year development phase and in the amount of $15 million AUD during the twelve-year term.  Keane’s bank issued a $45 million AUD letter of credit dated July 14, 2005 against Keane’s existing credit facility in fulfillment of the security and performance bonds. Keane has guaranteed performance and payment by Kamco in the event that Kamco is unable to complete the work or meet its payment obligations.  Kamco’s liability under the contract is limited to a specific amount.

Keane expects to file the TTA Agreement and the Guarantee as exhibits to its Quarterly Report on Form 10-Q for the three months ending September 30, 2005.

Item 9.01.  Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release entitled “Victoria’s Transport Ticketing Authority Selects Keane To Deliver US$367 Million Next-Generation Ticketing System”, issued by the Company on July 12, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2005	KEANE, INC.

	By:	/s/ John J. Leahy

John J. Leahy
Senior Vice President of Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release entitled “Victoria’s Transport Ticketing Authority Selects Keane To Deliver US$367 Million Next-Generation Ticketing System”, issued by the Company on July 12, 2005.